EXHIBIT 5.2

Mayer Brown LLP

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June 14, 2012

RFS Holding, L.L.C.
777 Long Ridge Road

Stamford, Connecticut 06927

GE Capital Credit Card Master Note Trust

901 Main Avenue

Norwalk, Connecticut 06851

Re:	RFS Holding, L.L.C.
GE Capital Credit Card Master Note Trust, Series 2012-5, Class A and Class B Notes, Registration Statement on Form S-3 (No. 333-169151)

We have acted as special counsel for RFS Holding, L.L.C., a Delaware limited liability company (“RFSHL”), and GE Capital Credit Card Master Note Trust (the “Note Trust”), in connection with (a) the filing by RFSHL with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the above captioned Registration Statement, as amended (the “Registration Statement”), registering asset-backed notes representing debt of the Note Trust, and (b) the offering of the Series 2012-5 notes, Class A (the “Class A Notes”) and the Series 2012-5 notes, Class B (the “Class B Notes” and, together with the Class A Notes, the “Notes”) described in the prospectus supplement, dated June 14, 2012 (the “Prospectus Supplement”) and the base prospectus dated June 12, 2012 (together with the Prospectus Supplement, the “Prospectus”), which have been filed with the Commission pursuant to Rule 424(b) of the Act. The Notes will be sold pursuant to an Underwriting Agreement, dated as of June 14, 2012 (the “Underwriting Agreement”), among RFSHL, RFS Holding, Inc. and the representatives of the underwriters named in the Prospectus. The Notes will be issued pursuant to the Master Indenture, dated as of September 25, 2003, as amended by the Omnibus Amendment to Securitization Documents, dated as of February 9, 2004, and as further amended by the Second Amendment to Master Indenture, dated as of June 17, 2004, the Third Amendment to Master Indenture, dated as of August 31, 2006, the Fourth Amendment to Master Indenture, dated as of June 28, 2007, the Fifth Amendment to Master Indenture, dated as of May 22, 2008, and the Sixth Amendment to Master Indenture, dated as of August 7, 2009 (as so amended, the “Master Indenture”), between the Note Trust and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), as supplemented by an Indenture Supplement, to be dated on or about June 20, 2012 (the “Indenture Supplement”, and together with the Master Indenture, the “Indenture”), between the Note Trust and the Indenture Trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

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Mayer Brown llp

RFS Holding, L.L.C.

GE Capital Credit Card Master Note Trust

We have examined executed copies of the Registration Statement, the Master Indenture, the Transfer Agreement, dated as of September 25, 2003, as amended by the Omnibus Amendment, and as further amended by the Second Amendment to Transfer Agreement, dated as of June 17, 2004, the Third Amendment to Transfer Agreement, dated as of November 21, 2004, the Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, the Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, the Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, the Reassignment of Receivables in Removed Accounts and Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, the Reassignment of Receivables in Removed Accounts and Eighth Amendment to Transfer Agreement, dated as of February 26, 2009, the Ninth Amendment to Transfer Agreement, dated as of March 31, 2010 and the Tenth Amendment to Transfer Agreement, dated as of March 20, 2012 (as so amended, the “Transfer Agreement”), between RFSHL and the Note Trust, a form of the Indenture Supplement and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”). We are familiar with the proceedings taken by RFSHL in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

We are opining herein as to the effect on the subject transactions of only United States federal law, the laws of the State of New York, the Limited Liability Company Act of the State of Delaware and the Delaware Statutory Trust Act and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that the purchase price for the Notes will be paid to RFSHL by the underwriters named in the Prospectus.

In rendering the opinions set forth herein, we have relied upon and assumed:

A.	The genuineness of all signatures, the authenticity of all writings submitted to us as originals, the conformity to original writings of all copies submitted to us as certified or photostatic copies, and the legal competence and capacity of all natural persons;

B.	The truth and accuracy of all certificates and representations, writings and records reviewed by us and referred to above, including the representations and warranties made in the Transaction Documents, in each case with respect to the factual matters set forth therein;

C.	All parties to the Transaction Documents (other than RFSHL and the Note Trust) are validly existing, and in good standing under the laws of their respective jurisdictions of organization and have the requisite organizational power to enter into such Transaction Documents;

Mayer Brown llp

RFS Holding, L.L.C.

GE Capital Credit Card Master Note Trust

D.	Except to the extent that we expressly opine as to any of the following matters with respect to a particular party below: (i) the execution and delivery of the Transaction Documents have been duly authorized by all necessary organizational proceedings on the part of all parties (other than RFSHL and the Note Trust) to each such document; and (ii) the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than RFSHL and the Note Trust), enforceable against such parties in accordance with their respective terms; and

E.	There are no other agreements or understandings, whether oral or written, among any or all of the parties that would alter the agreements set forth in the Transaction Documents.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes are in proper form, and when executed, authenticated and delivered as specified in the Indenture and delivered against the payment of consideration specified in the Underwriting Agreement will be legal and binding obligations of the Note Trust, enforceable against the Note Trust in accordance with their terms.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the filing of this letter as part of RFSHL’s Current Report on Form 8-K, dated of even date herewith for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus Supplement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Very truly yours,
/s/ MAYER BROWN LLP
MAYER BROWN LLP